                                                                    EXHIBIT 11.1

                              PEERLESS GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

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
                                          Three Months Ended   Nine Months Ended
                                             September 30        September 30,
                                          -------------------   -------------------
                                            1996       1995       1996       1995
                                          --------   --------   --------   --------
EARNINGS (LOSS)
---------------
Net income                                 $  643     $  398     $1,444     $1,506

Less accretion to redemption value
relating to redeemable common stock            15         14         44         44
                                          --------   --------   --------   --------

Adjusted net income                        $  628     $  384     $1,400     $1,462
                                          ========   ========   ========   ========



SHARES
------
Weighted average common shares              2,500      1,958      2,175      1,978
 outstanding

Weighted average common equivalent
 shares

Add:  Common shares issued on assumed
exercise of stock options and warrants      1,332      1,830      1,638      1,846

Less:  Shares assumed repurchased             (90)      (127)      (106)      (128)
                                          --------   --------   --------   --------

Weighted average common and common
 equivalent shares                          3,742      3,661      3,707      3,696
                                          ========   ========   ========   ========

Earnings per common and common
 equivalent shares                          $0.17      $0.10      $0.38      $0.40
                                          ========   ========   ========   ========
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